Exhibit 99.1

Audited Consolidated
Financial Statements

OutStart, Inc.
Years Ended December 31, 2011, 2010 and 2009
With Report of Independent Auditors

OutStart, Inc.

Audited Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

To the Board of Directors and Stockholders
OutStart, Inc. and Subsidiaries
Boston, Massachusetts

INDEPENDENT AUDITORS’ REPORT

We have audited the accompanying consolidated balance sheets and stockholders’ deficit of OutStart, Inc. and Subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, redeemable convertible preferred stock, and cash flows for the years then ended December 31, 2011, 2010 and 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OutStart, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years ended December 31, 2011, 2010 and 2009, in conformity with accounting principles generally accepted in the United States of America.

Moody, Famiglietti & Andronico, LLP
March 30, 2012

OutStart, Inc.

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)
	December 31
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$5,070	$2,223
Accounts receivable, net of allowance of $220 in 2011 and 2010	4,342	3,390
Prepaid expenses and other current assets	161	130
Current portion of deferred income tax asset	366	282
Total current assets	9,939	6,025

Property and equipment, net	137	224
Restricted cash	113	189
Goodwill	14,181	14,181
Intangible assets, net	2,268	3,255
Deferred income tax asset, net of current portion	4,778	6,486
Other assets	139	47
Total assets	$31,555	$30,407

Liabilities, Redeemable Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$15	$728
Accounts payable	203	451
Accrued expenses	1,837	1,773
Current portion of deferred revenue	7,324	7,791
Total current liabilities	9,379	10,743

Long term debt, less current portion	58	75
Long term deferred revenue	79	284
Other liabilities	175	108
Series A and D Redeemable Convertible Participating Preferred Stock warrants	8	15
Total liabilities	9,699	11,225

Redeemable Convertible Participating Preferred Stock, $.001 par value: 29,013,066 shares authorized; 28,676,620 shares issued and outstanding (liquidation preference of $35,786)	35,786	35,786

Commitments and contingencies (Note 6)

Stockholders’ deficit:
Series C Junior Convertible Participating Preferred Stock, $.001 par value: 965,000 shares authorized, issued, and outstanding (liquidation preference of $1,052)	936	936
Series E Junior Convertible Preferred Stock, $.001 par value: 8,043,079 shares authorized, 4,243,079 issued and outstanding (liquidation preference of $2,588)	975	975
Common stock, $.001 par value: 60,000,000 shares authorized; 4,614,552 shares issued and outstanding	5	5
Additional paid-in capital	2,061	2,007
Notes receivable – stockholders	(142)	(142)
Accumulated other comprehensive loss	(291)	(238)
Accumulated deficit	(17,474)	(20,147)
Non-controlling interest	-	-
Total stockholders’ deficit	(13,930)	(16,604)
Total liabilities, redeemable preferred stock, and stockholders’ deficit	$31,555	$30,407

The accompanying notes are an integral part of these consolidated financial statements.

OutStart, Inc.

Consolidated Statements of Income
(In Thousands)

	Years Ended December 31
	2011	2010	2009

Revenues	$22,588	$21,242	$20,989
Cost of revenues	4,255	4,457	4,870
Gross profit	18,333	16,785	16,119

Operating expenses:
Sales and marketing	7,268	8,307	9,233
Research and development	4,494	4,715	4,789
General and administrative	1,887	2,132	2,155
Total operating expenses	13,649	15,154	16,177

Income (loss) from operations	4,684	1,631	(58)

Other (expense) income:
Interest expense, net	(39)	(127)	(248)
Other expense, net	(15)	(29)	(14)
Total other expense	(54)	(156)	(262)

Income before provision for (benefit from) income taxes	4,630	1,475	320
Provision for (benefit from) income taxes	1,957	1,078	(8,036)
Net income	2,673	397	7,716

Less: Net gain (loss) attributable to the non-controlling interest	0	1	(1)
Net income attributable to the Parent	$2,673	$396	$7,717

The accompanying notes are an integral part of these consolidated financial statements.

OutStart, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(In Thousands, Except Share Data)

	Redeemable		Junior Convertible		Junior Convertible
	Convertible Participating		Participating Preferred		Preferred Stock
	Preferred Stock		Stock Series C		Series E		Common Stock				Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Par $0.001	Additional Paid-in Capital	Notes Receivable -Stockholders	Other Comprehensive Loss	Accumulated Deficit	Non-Controlling Interest	Total Stockholders’ Deficit
Balance at December 31, 2009, as originally stated	28,676,620	$35,413	965,000	$936	6,143,079	$1,450	4,611,116	$5	$2,142	$(142)	$(332)	$(20,544)	$(1)	$(16,486)
Reclassification adjustment for the accretion on the beneficial conversion feature on Series B Redeemable Preferred Stock	-	373	-	-	-	-	-	-	(373)	-	-	-	-	(373)
Balance as of December 31, 2009, as restated	28,676,620	$35,786	965,000	$936	6,143,079	$1,450	4,611,116	$5	1,769	$(142)	$(332)	$(20,544)	$(1)	$(16,859)
Repurchase and retirement of Series E Preferred Stock	-	-	-	-	(1,900,000)	(475)	-	-	-	-	-	-	-	(475)
Exercise of stock options	-	-	-	-	-	-	3,436	-	-	-	-	-	-	-
Stock option expense	-	-	-	-	-	-	-	-	238	-	-	-	-	238
Non-controlling interest	-	-	-	-	-	-	-	-	-	-	-	-	1	1
Comprehensive income:
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	94	-	-	94
Net income	-	-	-	-	-	-	-	-	-	-	-	397	-	397
Total comprehensive income														491
Balance at December 31, 2010	28,676,620	$35,786	965,000	$936	4,243,079	$975	4,614,552	$5	$2,007	$(142)	$(238)	$(20,147)	$-	$(16,604)
Stock option expense	-	-	-	-	-	-	-	-	54	-	-	-	-	54
Comprehensive income:
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	(53)	-	-	(53)
Net income	-	-	-	-	-	-	-	-	-	-	-	2,673	-	2,673
Total comprehensive income														2,620
Balance at December 31, 2011	28,676,620	$35,786	965,000	$936	4,243,079	$975	4,614,552	$5	$2,061	$(142)	$(291)	$(17,474)	$-	$(13,930)

The accompanying notes are an integral part of these consolidated financial statements.

OutStart, Inc.

Consolidated Statements of Cash Flows
(In Thousands)

	Years Ended December 31
	2011	2010	2009
Operating activities
Net income	$ 2,673	$ 397	$ 7,716
Adjustments to reconcile net income to net cash provided by operating activities:
Remeasurement of fair value of warrants to purchase Series A and D redeemable convertible participating preferred stock	(7)	(7)	(4)
Increase in provision for bad debts	-	-	30
Stock-based compensation	54	238	87
Effect of uncertain tax position	(54)	99	(167)
Effect of foreign exchange rate changes on intercompany receivable	(6)	39	11
Depreciation and amortization	1,170	1,365	1,510
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(937)	573	2,196
Prepaid expenses and other current assets	(114)	462	534
Accounts payable and accrued expenses	(105)	(352)	(1,264)
Deferred income tax liability (asset)	1,626	1,013	(8,187)
Deferred revenue	(675)	(306)	(435)
Net cash provided by operating activities	3,625	3,521	2,027

Investing activities
Purchases of property and equipment	(97)	(134)	(128)
Release of restricted cash	76	100	-
Purchase of business, net of cash received	-	-	(480)
Designation of restricted cash	-	(28)	(10)
Net cash used in investing activities	(21)	(62)	(618)

Financing activities
Repayments on line of credit and other current debt	(700)	(9,210)	(2,060)
Repayments of long term debt	(16)	(1,145)	(2,147)
Principal payments on capital leases	(14)	(17)	(16)
Proceeds from line of credit	-	7,590	1,120
Payment for repurchase and retirement of preferred stock	-	(475)	-
Net cash used in financing activities	(730)	(3,257)	(3,103)

Effect of exchange rate changes on cash	(27)	(18)	30

Net increase (decrease) in cash and cash equivalents	2,847	184	(1,664)
Cash and cash equivalents at beginning of year	2,223	2,039	3,703
Cash and cash equivalents at end of year	$ 5,070	$ 2,223	$ 2,039

Supplemental cash flow information
Cash paid for interest	$51	$147	$289
Cash paid for taxes	$525	$73	$60
Noncash investing and financing activities
Accretion of redeemable convertible participating preferred stock	$-	$-	$3
Issuance of common stock upon acquisition of a subsidiary	$-	$-	$(52)
Issuance of notes payable upon acquisition of a subsidiary	$-	$-	$(500)
Repurchase and retirement of Series E preferred stock	$-	$-	$448

The accompanying notes are an integral part of these consolidated financial statements.

OutStart, Inc.

Notes to Consolidated Financial Statements

December 31, 2011

1.      Organization and Operations

OutStart, Inc. (OutStart or the Company) is a privately held Delaware corporation with its corporate headquarters in Boston, Massachusetts. OutStart owns, markets, and delivers software applications and related professional services that enable organizations to create, assemble, manage, and deliver learning content, manage knowledge, facilitate knowledge sharing, and/or manage online communications.

2.      Significant Accounting Policies

The accompanying consolidated financial statements reflect the application of certain accounting policies as described below, and elsewhere in these notes to the consolidated financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany transactions and balances.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars in accordance with Accounting Standards Codification (ASC) No. 830-10 to 30 based on the determination that the foreign subsidiaries’ local currency is the functional currency. Balance sheet accounts have been translated using the exchange rate in effect at the balance sheet date. Income statement amounts have been translated using average exchange rates in effect during the year. Gains and losses resulting from the translation of balances denominated in foreign currencies are accumulated in a separate component of other comprehensive loss within

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

2.      Significant Accounting Polices (continued)

stockholders’ deficit. Foreign currency transaction gains and losses related to trading are included in the statements of income as other income (loss), and were $6,000, $(39,000), and $(11,000) in 2011, 2010, and 2009, respectively.

Revenue Recognition

The Company generates revenues mainly from licensing the rights to use its software products and providing services. The Company sells products primarily through a direct sales force and through resellers. The Company’s revenue recognition policy is in accordance with ASC No. 985-605. Revenue from sales of software products under perpetual licenses is recognized when persuasive evidence of an arrangement exists, which is typically when a non-cancelable sales and software license agreement has been signed, delivery of the product has occurred, no Company obligations with regard to implementation considered essential to the functionality of the software remain, the fee is fixed and determinable and free of contingencies or significant uncertainties, and collectability is probable. The Company’s software arrangements may contain multiple elements such as software products, services, and post-contract customer support (PCS). For software arrangements involving multiple elements, the Company applies the residual method whereby the fair value of the undelivered elements is deferred, and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue, assuming all other conditions for revenue recognition have been satisfied. Substantially all of the Company’s perpetual license product revenue is recognized in this manner. If the Company cannot determine the fair value of any undelivered element included in an arrangement, the Company defers revenue until all elements are delivered, until services are performed, or until fair value of the undelivered elements can be objectively determined.

Revenue from sales of software products under term licenses is recognized ratably over the term of the license, which is typically one year. However, the Company also has term licenses with terms ranging from one to five years.

As part of an arrangement, end-user customers and re-sellers typically purchase maintenance contracts, as well as professional services, from the Company. Maintenance services include telephone and web-based support, as well as rights to unspecified upgrades and enhancements, when and if the Company makes them generally available. Substantially all of the Company’s software license revenue is earned from licenses of off-the-shelf software requiring no customization or modification. Therefore, professional services are deemed to be nonessential to the functionality of the software, and typically are for implementation consulting and planning, loading, configuration of the software, training, building simple interfaces, and running test data.

Revenues from maintenance services are recognized ratably over the term of the maintenance contract period, which is typically one year, based on vendor specific objective evidence of fair value. Vendor specific objective evidence of fair value is based upon the amount charged when maintenance is purchased separately.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

2.      Significant Accounting Polices (continued)

Revenues from professional services are generally recognized based on vendor specific objective evidence of fair value when a non-cancelable agreement for the services has been signed and the professional services have been delivered. Vendor specific objective evidence of fair value is based upon the price charged when these services are sold separately, and is typically an hourly rate for professional services and a per day rate for training. Revenues from professional services are generally recognized on a time and materials basis.

Typically, the Company’s license agreements with its end-user customers and resellers do not include any rights of return or price protection, nor do any arrangements with resellers include any sell-through contingencies.

Generally, the Company’s arrangements with end-user customers and resellers do not include any acceptance provisions. In those cases in which significant uncertainties exist with respect to customer acceptance, the Company defers the entire arrangement fee and recognizes revenue, assuming all other conditions for revenue recognition have been satisfied, when the uncertainty regarding acceptance is resolved as generally evidenced by written acceptance or payment by the customer, as appropriate. The Company’s arrangements with resellers and end-user customers include a standard warranty provision whereby for 12 months after shipment, the Company will use reasonable efforts to cure material nonconformity or defects of the software from the Company’s published specifications, and in the case where the Company does not cure the material nonconforming defects, will provide the customer with the right to a refund. Generally, the Company determines that this warranty provision does not constitute an acceptance provision, and therefore, should be accounted for as a warranty in accordance with ASC No. 450-10. No customer has ever requested a refund under this warranty provision.

At the time the Company enters into an arrangement, the Company assesses the probability of collection of the fee and the payment terms granted to the customer. For end-user customers and resellers, the Company’s typical payment terms are due within 30 days of invoice date. However, in those cases where payment terms are greater than 30 days, the Company does not recognize revenue from the arrangement fee unless the payment is due within 180 days. If the payment terms for the arrangement are considered extended (greater than 180 days), the Company defers revenue under these arrangements, and such revenue is recognized, assuming all other conditions for revenue recognition have been satisfied, when the payment of the arrangement fee becomes due.

The Company records as deferred revenue amounts that have been billed in advance for products or services to be provided. Deferred revenue also includes amounts which have been billed or unbilled for which revenue is being recognized ratably over the license period.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

2.      Significant Accounting Polices (continued)

Fair Value of Assets and Liabilities

The Company follows the guidance of ASC No. 820-10 (ASC 820-10), effective for financial statements issued for fiscal years beginning after November 15, 2007. ASC 820-10 replaces multiple existing definitions of fair value with a single definition, establishes a consistent framework for measuring fair value and expands financial statement disclosures regarding fair value measurements. This Statement applies only to fair value measurements that already are required or permitted by other accounting standards and does not require any new fair value measurements. The Company’s adoption of ASC 820-10 in 2008 did not have a material impact on the Company’s consolidated financial position or results of operations.

In accordance with ASC 820-10, the Company measures fair value at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10 prioritizes the assumptions that market participants would use in pricing the asset or liability (the “inputs”) into a three-tier fair value hierarchy. This fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets for identical assets or liabilities and the lowest priority (Level 3) to unobservable inputs in which little or no market data exists, requiring companies to develop their own assumptions. Observable inputs that do not meet the criteria of Level 1, and include quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets and liabilities in markets that are not active, are categorized as Level 2. Level 3 inputs are those that reflect the Company’s estimates about the assumptions market participants would use in pricing the asset or liability, based on the best information available in the circumstances. Valuation techniques for assets and liabilities measured using Level 3 inputs may include unobservable inputs such as projections, estimates and management’s interpretation of current market data. These unobservable Level 3 inputs are only utilized to the extent that observable inputs are not available or cost-effective to obtain.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

2.      Significant Accounting Polices (continued)

The table below presents the assets and liabilities measured at fair value on a recurring basis at December 31, 2011 and 2010, categorized by the level of inputs used in the valuation of each asset and liability.

	December 31, 2011
	Total	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)

Assets:
Money market funds	$385	$385	$–	$–
Restricted cash	113	113	–	–
Total	$498	$498	–	–
Liabilities	$–	$–	$–	$–

	December 31, 2010
	Total	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)

Assets:
Money market funds	$385	$385	$–	$–
Restricted cash	189	189	–	–
Total	$574	$574	–	–
Liabilities	$–	$–	$–	$–

The money market funds are classified as Level 1 since they are actively traded daily at $1.00 per share.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

2.      Significant Accounting Polices (continued)

Cash and Cash Equivalents

The Company considers short-term investments with original maturity dates of three months or less at the date of purchase to be cash equivalents. The Company’s cash equivalents primarily consist of funds held in checking and money market accounts with banks. Restricted cash represents required collateral on operating leases.

Concentrations of Credit Risk

The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially subject the Company to concentrations of credit risk principally consist of cash and cash equivalents and accounts receivable. To minimize exposure to credit risk, the Company’s cash and cash equivalents are maintained by major financial institutions. The Company provides credit in the normal course of business, and generally, no collateral is required from customers. To minimize exposure to credit risk, the Company performs periodic credit evaluations of its customers’ financial condition. The Company provides for an allowance for doubtful accounts which management believes may be uncollectible. The Company generally has not experienced any material losses related to receivables from individual customers or groups of customers. Due to these factors, no additional credit risk, beyond amounts provided for collection losses, is believed by management to be probable in the Company’s accounts receivable.

For the years ended December 31, 2011, 2010 and 2009, no customer provided more than 10% of the Company’s revenue.

Property and Equipment

Property and equipment are recorded at cost. Major replacements and improvements are capitalized, while general repairs and maintenance are charged to expense as incurred. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Life (in Years)

Computer equipment and software	3
Furniture and fixtures	5
Equipment	3
Leasehold improvements	Lesser of estimated useful life or term of lease

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

2.   Significant Accounting Polices (continued)

Disclosure of Fair Value of Financial Instruments

The Company’s financial instruments mainly consist of cash and cash equivalents, restricted cash, accounts receivable, and line of credit. The carrying amounts of the Company’s financial instruments approximate fair value due to the short-term nature of these instruments.

Goodwill and Intangible Assets

ASC No. 350-20 to 30 (ASC 350-20 to 30) clarifies criteria to recognize intangible assets separate from goodwill, and prohibits amortization of goodwill and indefinite-lived intangible assets, and instead requires an annual review for impairment. The Company periodically reviews its identifiable definite-lived intangible assets for impairment in accordance with ASC No. 360-20. In determining whether an intangible asset is impaired, the Company must make assumptions regarding estimated future cash flows from the asset, intended use of the asset, and other related factors. If the estimates or the related assumptions used to determine the value of the intangible assets change, the Company may be required to record impairment charges for these assets. As of December 31, 2011, 2010 and 2009, the Company had not identified any impairment of long-lived assets.

As of December 31, 2011 and 2010, goodwill includes approximately $3,219,000 from the October 2002 acquisition of Trainersoft, approximately $1,115,000 from the May 2004 acquisition of Quelsys, approximately $2,960,000 from the November 2004 acquisition of Participate Systems, approximately $372,000 from the June 2008 acquisition of OutStart GmbH, approximately $5,949,000 from the June 2008 acquisition of Eedo Knowledgeware and approximately $566,000 from the June 2009 acquisition of Hot Lava.

ASC 350-20 to 30 prescribes a two-phase process for impairment testing of goodwill. The first phase screens for impairment, while the second phase, if necessary, measures the impairment. The Company operates as a single operating segment; therefore, the reporting unit equates to the entire company. Accordingly, all of the Company’s goodwill is associated with the entire Company. As of December 31, 2011 and 2010, based on the Company’s estimated market value, there was no impairment of goodwill. Accordingly, the second testing phase was not deemed necessary.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

2.      Significant Accounting Policies (continued)

The following is a summary of intangible assets, net of accumulated amortization (in thousands):

	December 31,
	2011	2010	Asset Lives
Developed technology	$1,067	$1,386	5 – 7 years
Customer relationships	828	1,350	4 – 7 years
Trademarks	373	519	7 – 8 years
	$2,268	$3,255

Intangible assets are shown net of accumulated amortization of $6,261,000 and $5,275,000 at December 31, 2011 and 2010, respectively. Amortization expense was $987,000, $1,157,000, and $1,290,000 in 2011, 2010 and 2009, respectively. Amortization of intangibles is estimated to be approximately $838,000 in 2012, $671,000 in 2013, $537,000 in 2014 and $222,000 in 2015.

Warrants

ASC No. 480-10-25 (ASC 480-10-25) affirms that freestanding warrants on redeemable shares are subject to the requirements in ASC No. 480-10 (ASC 480-10), regardless of the timing of the redemption feature or the redemption price. Therefore, under ASC 480-10, the freestanding warrants that are related to the Company’s redeemable convertible participating preferred stock are classified as liabilities and are recorded at fair value. The warrants are marked-to-market each reporting period, with the change in fair value recorded as a gain (loss) in the accompanying consolidated statements of income.

Non-Controlling Interest

The Company follows the provisions of ASC No. 810-10-65 (ASC 810-10-65) to account for and report the non-controlling interest in a subsidiary and the deconsolidation of a subsidiary. ASC 810-10-65 is required to be adopted simultaneously with ASC No. 805-10, and was effective for the Company on January 1, 2009. The Company has a non-controlling interest in a subsidiary and, accordingly, the adoption of ASC 810-10-65 is included in the consolidated financial position, results of operations and cash flows.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

2.      Significant Accounting Policies (continued)

Advertising Costs

The Company expenses advertising costs as incurred. For the years ended December 31, 2011, 2010 and 2009, the Company did not incur any advertising expenses.

Research and Software Development Costs

In accordance with ASC No. 985-20 (ASC 985-20), software development costs are expensed as incurred until the point the Company establishes technological feasibility. Technological feasibility is established upon the completion of a working model or a detailed program design as defined by ASC 985-20. Costs incurred by the Company between establishment of technological feasibility and the point at which the product is ready for general release are capitalized, subject to their recoverability, and amortized over the economic life of the related product and included in the cost of software license revenue. To date, the Company has not capitalized any software development costs, as such costs have been immaterial.  The Company expenses all research and development costs as incurred.

Accounting for Stock-Based Compensation

The Company applies the provisions of ASC No. 718-10-25 to 30 (ASC 718-10-25 to 30) using the prospective method, as permitted under this guidance. Under this transition method, compensation cost recognized in fiscal 2011, 2010 and 2009 includes compensation cost for all share-based payments granted after December 31, 2005 based on the grant-date fair value estimated in accordance with the provisions of ASC 718-10-25 to 30, and the minimum-value method is continued for unvested awards existing prior to January 1, 2006. For stock options granted prior to January 1, 2006, the Company accounts for its stock-based awards to employees using the intrinsic value method prescribed in ASC 718-10-25 to 30.

At December 31, 2011, 2010 and 2009, the Company had one stock-based employee compensation plan, which is more fully described in Note 7.

The Company accounts for transactions in which services are received from nonemployees in exchange for equity instruments based on the fair value of such services received or of the equity instruments issued, whichever is more reliably measured, in accordance with ASC 718-10-25 to 30 and ASC No. 505-50.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

2.      Significant Accounting Policies (continued)

Option-pricing models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Company uses the Black-Scholes-Merton option pricing model to determine the fair value of stock options. The determination of the fair value of stock option awards on the date of grant using an option-pricing model is affected by the Company’s stock price, as well as a number of complex and subjective variables. These variables include the expected term of the awards, the Company’s expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate, and expected dividends. The Company estimates the expected term of stock option awards granted by applying the simplified method in accordance with ASC No. 718-10-S99. The Company estimates the volatility of its common stock based upon the historical stock price volatility of comparable public companies. The Company bases the risk-free interest rate that it uses in the option valuation model on U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. The Company does not anticipate paying any cash dividends in the foreseeable future, and therefore, uses an expected dividend yield of zero in the option valuation model. The fair value of the common stock has been determined by the Board of Directors, which considered a broad range of factors, including the illiquid nature of an investment in the Company’s common stock, the Company’s historical financial performance and financial position, the Company’s future prospects and the opportunity for liquidity events, and recent sale and offer prices of redeemable convertible preferred stock in private transactions negotiated at arm’s length. The Company is required to estimate forfeitures at the time of grant, and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate prevesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest. The Company has applied annual forfeiture rates of 23.12%, 15.18% and 17.75% to all unvested options as of December 31, 2011, 2010 and 2009, respectively.

The Company used the following assumptions to estimate the fair value of options granted for the 12 months ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Risk-free interest rate	1.43% - 2.77%	1.73% – 3.33%	1.81% – 3.95%
Expected term (in years)	5.00 –6.08	5.00 – 6.08	5.00 – 6.08
Expected volatility	54.00%	59.11%	57.50%
Expected dividend yield	0.00%	0.00%	0.00%
Weighted-average fair value of stock options granted	$0.04	$0.03	$0.02

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

2.      Significant Accounting Policies (continued)

Income Taxes

The Company provides for income taxes under ASC No. 740-10 (ASC 740-10). ASC 740-10 requires that deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted income tax rates and laws that are expected to be in effect when the temporary differences are expected to reverse. ASC 740-10 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Additionally, deferred tax assets and liabilities are separated into current and noncurrent amounts based on the classification of the related assets and liabilities for financial reporting purposes.

During the year ended December 31, 2009, the Company adopted ASC No. 740-10-25 (ASC 740-10-25), which clarifies the accounting for uncertainty in income taxes by prescribing the minimum recognition threshold and measurement requirements a tax position must meet before being recognized as a benefit in the consolidated financial statements. ASC 740-10-25 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting for interim periods and disclosures for uncertain tax positions.

The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its consolidated statements of income. For the years ended December 31, 2011 and 2010, no estimated interest or penalties were recognized for uncertain tax positions.

Taxes to Governmental Authorities

The Company applies the guidance provided in ASC No. 605-45, which requires certain disclosures if an entity collects any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between the entity, as a seller, and its customers. The Company collects sales, use, and foreign value added taxes but excludes such amounts from revenues.

Comprehensive Income (Loss)

ASC No. 220-10 (ASC 220-10) establishes rules for the reporting and display of comprehensive income (loss) and its components. Components of comprehensive income (loss) include net income (loss) and certain transactions that are generally recorded in the statement of stockholders’ deficit, such as currency translation adjustments and available-for-sale securities valuation adjustments. Other comprehensive loss comprises currency translation adjustments at December 31, 2011, 2010 and 2009.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

2.   Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Such estimates relate to the useful lives of fixed assets and intangible assets, allowances for doubtful accounts and customer returns, stock compensation, and accrued liabilities and other reserves. Actual results could differ from those estimates.

Subsequent Events

In May of 2009, the FASB issued ASC No. 855-10 (ASC 855-10), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued. This statement is effective for annual financial periods ending after June 15, 2009, and has been applied prospectively. In accordance with ASC 855-10, management has evaluated subsequent events spanning the period from December 31, 2011 through March 30, 2012, the latter representing the issuance date of these consolidated financial statements.

3.      Acquisitions

Hot Lava Software

In June 2009, the Company purchased the assets of Hot Lava Software, providing the Company with an additional product line. The transaction was accounted for using the purchase method of accounting, and the purchase price was allocated based on the estimated fair value of the assets acquired. The results of the operations of Hot Lava Software have been included in the Company’s consolidated statement of income from the date of acquisition. The total cost of the acquisition was $1,051,575, which includes 515,752 shares of Common Stock valued at $51,575 and cash payments of $1,000,000 over one year. As of December 31, 2009, the Company had an acquisition note payable in the amount of $500,000 due to the seller. The note was paid in its entirety in March 2010.

The following table summarizes the fair value of the assets and liabilities assumed on the date of acquisition (in thousands):

Current assets	$21
Developed technology (six years useful life)	218
Customer relationships (four years useful life)	247
Goodwill	566
Assets acquired	$1,052

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

3.      Acquisitions (continued)

The resulting goodwill is derived from expected synergies from the transaction, including complementary products that are anticipated to enhance the Company’s overall product portfolio, resulting in incremental revenue and profitability. The goodwill is deductible for income tax purposes.

Investment in OutStart Asia Pacific

In July 2009, the Company purchased a 46% minority interest of a newly formed joint venture named OutStart Asia Pacific. The investment for the minority interest in the joint venture was $75,000. The Company had an option to purchase the remaining ownership percentage before December 31, 2011.

Since the Company is the sole source of capital funding for OutStart Asia Pacific, the investment was accounted for on a consolidated basis.

OutStart Asia Pacific was dissolved in December 2011 and all contracts were assigned to OutStart, Inc.

4.      Property and Equipment

Property and equipment consisted of the following as of December 31, 2011 and 2010 (in thousands):

	2011	2010
Computer equipment and software	$2,289	$2,196
Furniture and fixtures	209	208
Equipment	161	161
Leasehold improvements	99	99
	2,758	2,664
Less accumulated depreciation	(2,621)	(2,440)
Property and equipment, net	$137	$224

Depreciation expense, including depreciation on leased equipment, for the years ended December 31, 2011, 2010 and 2009 was approximately $183,000, $208,000, and $220,000, respectively.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

5.      Debt

The Company entered into a loan agreement with a bank in 2008 to finance the purchase of Eedo Knowledgeware Corporation and to fund working capital needs. The loan agreement consisted of a term loan of $4.25 million and a $2.5 million revolving line of credit. The line of credit also had sublimits for up to $1,000,000 of letters of credit. The term loan was repayable to the bank in monthly installments of $94,000, plus interest at the bank’s prime rate plus 2.25% and matured on July 31, 2011. There was $700,000 outstanding under the term loan at December 31, 2010.

The revolving line of credit accrued interest at the bank’s prime rate plus 2.50% and matured on September 12, 2011. There were no outstanding amounts due under the revolving line of credit at December 31, 2010. As of December 31, 2010, the Company had no outstanding letters of credit under the revolving line of credit.

The loan agreement was collateralized by substantially all assets of the Company and the Company was required to maintain certain financial covenants under the loan agreement. The Company was in compliance with the financial covenants as of December 31, 2010.

Long-term debt consists of the following at December 31, 2011 and 2010 (in thousands):

	2011	2010
Term loan payable to a bank	$0	$700
Term loan payable to an individual with monthly payments of $2 including interest at 12%, maturing on December 12, 2015	73	89
Obligations under capital leases	0	14
	73	803
Less current maturities	15	728
Long-term debt	$58	$75

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

5.      Debt (continued)

The Company leases certain equipment and furniture and fixtures under capital lease agreements. Assets under capitalized leases amounted to $0 and $51,000 at December 31, 2011 and 2010, and accumulated depreciation of those leased assets amounted to $0 and $43,000 at December 31, 2011 and 2010, respectively. During the year ended December 31, 2011, these lease agreements were repaid in full.

Maturities of long-term debt as of December 31, 2011 (in thousands) are:

Notes Payable

2012	$24
2013	23
2014	23
2015	23
Total future minimum payments	93
Less amounts representing interest	20
Present value of minimum payments	73
Less current portion	15
Long-term debt	$58

6.      Commitments and Contingencies

Lease Obligations

The Company leases certain real estate under non-cancelable operating leases expiring through January 31, 2017. The following is a schedule of future minimum lease payments under non-cancelable operating leases at December 31, 2011 (in thousands):

2012	$617
2013	690
2014	689
2015	220
2016	58
Thereafter	4
Total future minimum lease payments	$2,278

Total rent expense under operating leases was approximately $713,000, $869,000, and $1,142,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

6.      Commitments and Contingencies (continued)

Retention Agreement

The Company entered into agreements with certain executives of the Company, whereupon, in a change of control in the Company, under certain conditions, the executives would be entitled to special payments.

Litigation

From time to time, the Company is involved in various legal matters, which arise in the ordinary course of business. The Company does not believe that the ultimate resolution of any matter will have a material adverse effect on the financial condition, results of operations, or cash flows.

Indemnification

The Company enters into software license agreements that generally provide indemnification for its customers against intellectual property claims. The Company has not incurred any material costs as a result of such indemnifications, and has not accrued any liabilities related to such obligations in its consolidated financial statements.

7.      Redeemable Convertible Preferred Stock and Stockholders’ Deficit

The current authorized capital stock consists of 60,000,000 shares of Common Stock, par value $.001 per share (the Common Stock), and 38,021,145 shares of Preferred Stock, of which 5,232,500 shares were designated as Series A Redeemable Convertible Participating Preferred Stock, par value $.001 per share (the Series A Preferred Stock); 2,090,000 shares were designated as Series A-1 Redeemable Convertible Participating Preferred Stock, par value $.001 per share (the Series A-1 Preferred Stock); 19,230,566 shares were designated as Series B Redeemable Convertible Participating Preferred Stock, par value $.001 per share (the Series B Preferred Stock); 965,000 shares were designated as Series C Junior Convertible Participating Preferred Stock, par value $.001 per share (the Series C Preferred Stock); 2,460,000 shares were designated as Series D Redeemable Convertible Participating Preferred Stock, par value $.001 per share (the Series D Preferred Stock) and 8,043,079 shares were designated as Series E Junior Convertible Preferred Stock, par value $.001 per share (the Series E Preferred Stock). The Series A, Series A-1, Series B and Series D Preferred Stock are herein collectively referred to as the Senior Preferred Stock. The Series C and Series E Preferred Stock, collectively referred to as the Junior Preferred Stock, together with the Senior Preferred Stock, are hereinafter referred to as the Preferred Stock.

In 2010, 1,900,000 shares of Series E Preferred Stock were repurchased and retired in the amount of $475,000.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

7.      Redeemable Convertible Preferred Stock and Stockholders’ Deficit (continued)

The Company has reserved an aggregate of 42,096,469 shares of Common Stock for issuance upon conversion of Preferred Stock.

Preferred Stock

Redeemable convertible participating preferred stock consists of the following at December 31, 2011 and 2010 (in thousands):

	2011	2010
Series A Redeemable Convertible Participating Preferred Stock, $.001 par value: 5,232,500 shares authorized; 5,202,500 shares issued and outstanding (liquidation preference of $10,405)	$10,405	$10,405
Series A-1 Redeemable Convertible Participating Preferred Stock, $.001 par value: 2,090,000 shares authorized, issued, and outstanding (liquidation preference of $1,296)	1,296	1,296
Series B Redeemable Convertible Participating Preferred Stock, $.001 par value: 19,230,566 shares authorized; 19,030,566 shares issued and outstanding (liquidation preference of $20,743)	20,743	20,743
Series D Redeemable Convertible Participating Preferred Stock, $.001 par value: 2,460,000 shares authorized; 2,353,554 shares issued and outstanding (liquidation preference of $3,342)	3,342	3,342
Total redeemable convertible participating preferred stock	$35,786	$35,786

Significant features of Preferred Stock are as follows:

Voting

The holders of Preferred Stock vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company. Each holder of shares of Preferred Stock is entitled to such number of votes equal to the number of shares of Common Stock into which shares of Preferred Stock are then convertible.

Dividends

The holders of Preferred Stock are entitled to receive any dividends declared by the Board on the Common Stock, out of funds legally available for that purpose. There have been no dividends declared, and there are no accumulated dividends as of December 31, 2011.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

7.      Redeemable Convertible Preferred Stock and Stockholders’ Deficit (continued)

Liquidation

Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (including an extraordinary transaction such as a merger or consolidation into another entity, the sale or transfer of all or substantially all of the assets of the Company, or a change of control transaction), the holders of the shares of Preferred Stock are entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Senior Preferred Stock, to be paid an amount per share equal to $2.00, $0.62, $1.09 and $1.42 per share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, respectively (subject to appropriate adjustment for any stock splits, stock dividends, recapitalizations, and the like with respect to such series of Preferred Stock), plus any declared but unpaid dividends to which such holder is then entitled. After the payment is made to the holders of Senior Preferred Stock, the holders of Series C Preferred Stock and Series E Preferred Stock are entitled to be paid an amount equal to $1.09 and $0.61 per share, respectively, (subject to appropriate adjustment for any stock splits, stock dividends, recapitalizations, and the like with respect to such Series C Preferred Stock or Series E Preferred Stock). Any net assets remaining after payment of such preferential amount to the holders of Preferred Stock will be shared ratably by holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock and the holders of Common Stock, provided that such amounts shall not exceed $6.00, $1.86, $3.27, $4.26 and $1.22 per share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, respectively (subject to appropriate adjustment for any stock splits, stock dividends, recapitalizations, and the like with respect to such series of Preferred Stock).

Conversion

Each share of Preferred Stock, at the option of the holder, is convertible into a number of fully paid shares of Common Stock as determined by dividing the respective Preferred Stock issue price by the conversion price in effect at the time. The current conversion price of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock is $1.546, $0.62, $1.036, $1.09, $1.42 and $0.61 per share, respectively, subject to adjustment for certain antidilutive events. In addition, all shares of each series of Preferred Stock are convertible into Common Stock upon the written election of the holders of a majority of the then-outstanding shares of such series of Preferred Stock (treating Series A Preferred Stock and Series A-1 Preferred Stock as a single class). The holders of Senior Preferred Stock exercising the conversion rights described above are also entitled upon conversion to payment of any accrued but unpaid dividends before any amount shall be paid or distributed to holders of Junior Preferred Stock.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

7.      Redeemable Convertible Preferred Stock and Stockholders’ Deficit (continued)

If at any time the Company effects a firm commitment underwritten public offering of shares of Common Stock in which (a) the aggregate price paid for such shares by the public is at least $35,000,000, and (b) the price paid by the public for such shares shall be no less than $3.27 per share (subject to appropriate adjustment for any stock splits, stock dividends, recapitalizations, and the like with respect to outstanding shares), all outstanding shares of Preferred Stock will automatically convert to shares of Common Stock. At the time of such conversion, any accrued but unpaid dividends will be payable in full in cash in connection with such conversion to holders of Senior Preferred Stock before any amount shall be paid to holders of Junior Preferred Stock.

During 2002, the conversion price for the Series A Preferred Stock was reduced from $2.00 per share to $1.62 per share in connection with the issuance of the Series A-1 and Series B Preferred Stock. Such reduction in the conversion price resulted in a beneficial conversion feature applicable to the holders of Series A Preferred Stock. The Company measured the intrinsic value of the conversion feature, and recorded a discount on the Series A Preferred Stock in the amount of $244,000. This discount was accreted as a reduction of first additional paid in capital and then  accumulated deficit through the redemption dates, as described below.

In connection with the issuance of Series B Preferred Stock in 2003, the conversion price for the Series A Preferred Stock was reduced from $1.62 per share to $1.546 per share, and the conversion price for the Series B Preferred Stock was reduced from $1.09 per share to $1.036 per share. Such reduction in the conversion price resulted in a beneficial conversion feature applicable to the holders of Series A and Series B Preferred Stock. The Company measured the intrinsic value of the conversion feature and recorded a discount on the Series A and Series B Preferred Stock in the amount of $676,000. This discount was being accreted as a reduction of first additional paid in capital and then accumulated deficit through the redemption dates, as described below.

As of December 31, 2011, through the availability of additional information, the Company became aware of certain adjustments for accretion of the beneficial conversion feature on Series B Preferred Stock in the amount of $373,000.

Redemption

The holders of at least 73% of the outstanding Senior Preferred Stock, may, by written request, delivered on or after January 31, 2007, require the Company to redeem the outstanding shares of Senior Preferred Stock on three redemption dates for a price per share in cash equal to $2.00, $0.62, $1.09, and $1.42 per share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, and Series D Preferred Stock, respectively. Such redemption payments for the initial redemption shall equal one-third of the number of shares of Preferred Stock held by such holder multiplied by the applicable price per share. The second redemption payment occurs

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

7.      Redeemable Convertible Preferred Stock and Stockholders’ Deficit (continued)

on the first anniversary of the first redemption date, and shall equal one-half of the remaining number of shares of Preferred Stock held by such holder multiplied by the applicable price per share. The third and final redemption occurs on the second anniversary of the first redemption date, and shall equal the remaining number of shares of Preferred Stock held by such holder multiplied by the applicable price per share. The amounts due become cumulative if the redemption does not occur during the initial or second 12-month period following January 31, 2007. The Company accreted the value of the preferred stock up to its redemption value through accumulated deficit.

As of December 31, 2011, the Preferred Stock investors have not requested redemption.

Warrants

During September 2001, the Company issued a warrant to purchase 30,000 shares of Series A Preferred Stock in conjunction with the opening of an equipment line of credit. The exercise price of the warrant is $2.00 per share. The warrant may be converted at the option, but not obligation, of the holder at any point through September 2011. As of December 31, 2011 these warrants have expired.

During November 2004, the Company issued a warrant to purchase 38,028 shares of Series D Preferred Stock in conjunction with a loan agreement. The exercise price of the warrant is $1.42 per share. The warrant may be converted at the option, but not obligation, of the holder at any point through November 2014.

Beginning in 2006, the warrants are being accounted for as a liability in accordance with ASC 480-10-25. Upon adoption of ASC 480-10-25, the Company recorded a cumulative catch-up adjustment to retained earnings as prescribed by ASC 480-10-25. As of December 31, 2011 and 2010, the fair value of the warrants amounted to $8,000 and $15,000, respectively. The Company recorded $7,000 and $7,000 of additional income that has been recorded in other income to reflect the further decrease in the fair value of the warrants as of December 31, 2011 and 2010, respectively.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

7.      Redeemable Convertible Preferred Stock and Stockholders’ Deficit (continued)

Equity Incentive Plan

In 2000, the Company adopted the 2000 Equity Incentive Plan pursuant to which the Company awards stock options to purchase shares of the Company’s Common Stock. This was replaced in 2010 by the 2010 Equity Incentive Plan (the Plan). The Plan provides for the issuance of incentive stock options to employees of the Company and nonqualified stock options to directors, officers, employees, and consultants of the Company. The exercise price of incentive stock options cannot be less than the fair value of the Company’s common stock on the date of grant, or less than 110% of the fair value in the case of individuals holding 10% or more of the voting stock of the Company. Eligibility under the Plan is contingent upon certain employment and service relationship requirements. Options generally vest over four years, and are generally granted at an exercise price equal to the fair value of the Company’s Common Stock at the time of the grant as determined by the Board. The Plan is authorized for the issuance of up to 8,933,788 shares of Common Stock, and as of December 31, 2011, the Company has 1,541,127 shares reserved for future grants. The options generally expire at the earlier of 90 days from the end of employment and ten years after the date of grant.

The following table presents the stock option activity of the Plan for the years ended December 31, 2011 and 2010:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding as of December 31, 2009	5,911,030	$.54
Granted	1,002,714	.10
Exercised	(3,436)	.10
Cancelled	(1,180,136)	.10
Outstanding as of December 31, 2010	5,730,172	$.10	5.14 years
Granted	333,003	.10
Cancelled	(409,145)	.10
Outstanding as of December 31, 2011	5,654,030	$.10	4.55 years
Vested and expected to vest as of December 31, 2011	5,542,477	$.10	4.43 years
Exercisable at December 31, 2011	5,171,534	$.10	4.24 years

The Company uses the modified straight-line attribution method to recognize stock-based compensation expense for stock options. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. ASC 718-10-25 to 30 requires forfeitures to be estimated at the time of grant and revised, if

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

7.      Redeemable Convertible Preferred Stock and Stockholders’ Deficit (continued)

necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” represents only the unvested portion of the surrendered option. The Company has applied an annual forfeiture rate of 23.12% and 15.18% to all unvested options as of December 31, 2011 and 2010, respectively.

The following table summarizes the stock-based compensation expense for stock options that was recorded in the Company’s consolidated results of operations in accordance with ASC 718-10-25 to 30 for the years ended December 31, 2011, 2010 and 2009 (in thousands):

	2011	2010	2009
General and administrative	$32	$188	$18
Sales and marketing	12	24	32
Cost of revenues	6	17	22
Research and development	4	9	15
Total stock-based compensation expense	$54	$238	$87

The total fair value of options that vested in 2011, 2010 and 2009 approximated $23,000 $48,000, and $107,000, respectively. The total intrinsic value of stock options exercised during 2011, 2010 and 2009 was $0. The cash received from stock option exercises in 2011 and 2010 was $0 and $343, respectively. As of December 31, 2011, there was $14,000 of total unrecognized compensation expense related to the non-vested stock options granted, which is expected to be recognized over the weighted-average period of .84 years.

In March 2010, the Company reduced the exercise price for certain stock option grants to $0.10 per share. The stock option expense related to the repricing for the years ended December 31, 2011 and 2010 was $13,000 and $137,000, respectively, and was allocated to general and administrative expenses in the consolidated statements of income.

Notes Receivable from Officers

In December 2001, the Company issued a nonrecourse note receivable in the amount of $142,025, with interest at 5.00% per year, to a certain officer of the Company in connection with the exercise of stock options and the purchase of Common Stock. The note is due at the earlier of December 21, 2011, the filing of a petition of bankruptcy or reorganization, the transfer or sale of the Common Stock, or six months after the termination of the officer’s employment. The interest on the note is a recourse obligation of the holder; therefore, the note is accounted for as an option, and has been treated with fixed plan accounting under ASC 718-10-25 to 30. The note is secured by the Common Stock purchased by the officer, and the Company has recourse to the officer for 30% of the amount due under the note receivable. Interest received for the note totaled $7,000 for each of the years ended December 31, 2011, 2010 and 2009.

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

8.      Income Taxes

The Company’s provision for (benefit from) income taxes during the years ended December 31, 2011, 2010 and 2009, consists of the following (in thousands):

	2011	2010	2009
Tax provision (benefit)
Current
Federal	$115	$68	$14
State	270	96	50
Foreign	(54)	(99)	87
	331	65	151
Deferred
Federal	1,798	626	1,564
State	(124)	387	(37)
Foreign	612	(411)	(1,549)
	2,286	602	(22)
Change in valuation allowance	(660)	411	(8,165)
Total	$1,957	$1,078	$(8,036)

The Company reports under the provisions of ASC 740-10. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2011 and 2010 are as follows (in thousands):

	2011	2010
Net operating losses	$6,550	$9,135
Amortization	(1,228)	(1,564)
Federal tax credits	1,120	996
Accrued expenses	422	448
Property and equipment	62	187
Allowances	77	85
Total deferred tax assets	7,003	9,287
Less: Valuation allowance	(1,859)	(2,519)
Net deferred tax assets	$5,144	$6,768

OutStart, Inc.

Notes to Consolidated Financial Statements (continued)

8.      Income Taxes (continued)

As of December 31, 2011, the Company has federal and state net operating loss carryforwards of approximately $12,531,000 and $8,618,000, respectively, which expire on various dates through 2025. The Company has federal research and development credit carryforwards of approximately $766,000, which expire on various dates through 2028. The Company also has federal alternative minimum tax credit carryforwards of approximately $354,000 with no expiration date. Under the Internal Revenue Code, certain substantial changes in the Company’s ownership may limit the amount of net operating loss carryforwards and credit carryforwards that can be utilized in any one year to offset future taxable income. As of December 31, 2011, the Company also has approximately $6,469,000 of foreign net operating loss carryforwards which expire on various dates through 2031.

For the years ended December 31, 2011 and 2010, the valuation allowance (decreased) increased by approximately ($660,000) and $411,000, respectively. The change in the valuation allowance was primarily due to a decrease and increase in foreign net operating loss carryforwards during 2011 and 2010, respectively.

On January 1, 2009, the Company adopted ASC 740-10-25, which clarifies the accounting for uncertainty in income taxes by prescribing the minimum recognition threshold and measurement requirements a tax position must meet before being recognized as a benefit in the financial statements. ASC 740-10-25 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting for interim periods and disclosures for uncertain tax positions.

The amount of unrecognized tax benefits as of December 31, 2011 and 2010 was $257,000 and $311,000, respectively. The Company does not expect substantial changes in its unrecognized tax benefits or positions over the next twelve months.

As of December 31, 2011, the Company is subject to tax in the U.S. federal, various state jurisdictions, and foreign jurisdictions. The Company remains open to examination for tax years ended December 31, 2011, 2010, 2009 and 2008 for U.S. and various state jurisdictions. In addition, as the Company has net operating loss carryforwards, the Internal Revenue Service is permitted to audit earlier years and propose adjustments up to the amount of net operating loss generated in those years. The Company remains open to examination for tax years ended December 31, 2005 through December 31, 2011 in various foreign jurisdictions.

9.      Subsequent Events

In February 2012, the Company entered into a definitive agreement with Kenexa Corporation to acquire all of the Company’s outstanding stock, in exchange for gross proceeds of $38,900,000 plus working capital, less transactions expenses and other adjustments as defined in the agreement.